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                                                                    EXHIBIT 99.5

EDITORIAL CONTACT:                                     FINANCIAL CONTACT:
Timothy Powers                                         Stacey Santilli
RSA Security Inc.                                      RSA Security Inc.
(781) 301-5344                                         (781) 301-5108
tpowers@rsasecurity.com                                ssantilli@rsasecurity.com

                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------

               RSA SECURITY RAISES ADDITIONAL FUNDS IN CONVERTIBLE
                           SUBORDINATED DEBT PLACEMENT

BEDFORD, MASS., NOV. 6, 2001 - RSA Security Inc. (NASDAQ: RSAS) today announced the sale of an additional $10 million of its Convertible Subordinated Debentures due October 17, 2004, in a private placement to GE Equity, the private equity arm of General Electric Capital. Previously, RSA Security sold an aggregate of $70 million of the debentures to an investment firm on October 17, 2001 and October 29, 2001. The Debentures are convertible into RSA Security common stock at a price equal to $13.75 per share, bear interest at a rate of 7 percent per annum and mature on October 17, 2004. RSA Security can redeem the Debentures at any time after October 17, 2002, so long as the price of RSA Security's common stock exceeds $20.62 for fifteen consecutive trading days.

RSA Security has also issued to the purchaser warrants to purchase an aggregate of 109,131 shares of RSA Security's common stock at a price equal to $13.75 per share. The warrants may be exercised at any time prior to October 17, 2006. Pursuant to a second amended and restated registration rights agreement, RSA Security has agreed to file a registration statement for the resale of the common stock issuable upon conversion of the Debentures and upon exercise of the warrants on or before November 16, 2001.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities.

The Debentures, the warrants and the common stock issuable upon conversion of the Debentures and exercise of the warrants have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws, and may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

Credit Suisse First Boston Corporation acted as placement agent in this transaction.

ABOUT RSA SECURITY INC.

RSA Security Inc., the most trusted name in e-security(R), helps organizations build secure, trusted foundations for e-business through its RSA SecurID(R) two-factor authentication, RSA ClearTrust(R) authorization, RSA BSAFE(R) encryption and RSA Keon(R) digital certificate management product families. With moRE than one billion RSA BSAFE-enabled applications in use worldwide, more than ten million RSA SecurID authentication users and almost 20 years of industry experience, RSA Security has the proven leadership and innovative technology to address the changing security needs of e-business and bring trust to the online economy. RSA Security can be reached at www.rsasecurity.com.

                                      # # #

RSA, BSAFE, ClearTrust, Keon, SecurID and The Most Trusted Name in e-Security are registered trademarks of RSA Security Inc. All other products and services mentioned are trademarks of their respective companies.